MIRATI THERAPEUTICS REPORTS SECOND QUARTER 2019
FINANCIAL RESULTS

SAN DIEGO - August 5, 2019 - Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today reported financial results for the second quarter ended June 30, 2019.

Second Quarter Highlights:

•
Initiated the Phase 3 randomized clinical trial, evaluating the combination of sitravatinib and nivolumab versus single-agent docetaxel, in second line patients with advanced non-squamous non-small cell lung cancer (NSCLC), following treatment with a first line, platinum-based regimen and a checkpoint inhibitor.

•	Completed a successful public offering of common stock in June that provided net cash proceeds of $219.9 million.

•	Appointed Dr. Julie Cherrington, Ph.D. to Mirati's Board of Directors.

“The first half of 2019 continued to bring significant advancements across our pipeline. We strengthened our financial position following our successful public offering in June and are well positioned to expand clinical development of MRTX849 as both a single agent and in combination with other therapies. Additionally, the appointment of Dr. Julie Cherrington to our Board brings significant research and development expertise that will strengthen our programs,” said Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer. “We expect that the second half of 2019 will be an exciting time for Mirati as we expect to advance MRTX849 into the single-agent expansion cohorts and into combination studies. In addition, we continue to expand the development efforts of sitravatinib in multiple indications and through our collaboration with BeiGene.”

Financial Results for the Second Quarter 2019

Cash, cash equivalents, and short-term investments were $485.5 million at June 30, 2019, compared to $222.8 million at December 31, 2018. In January 2019, we completed a public offering of common stock that provided net cash proceeds of $107.9 million. In June 2019, we completed a public offering of common stock that provided net cash proceeds of $219.9 million.

License and collaboration revenues relate to the Collaboration and License Agreement between the Company and BeiGene, Ltd. ("BeiGene"), dated January 7, 2018. License and collaboration revenues for the three and six months ended June 30, 2019 were $0.6 million and $1.8 million, respectively, compared to none and $9.5 million for the three and six months ended June 30, 2018, respectively. The 2019 revenues relate to revenues earned in connection with a manufacturing supply services agreement with BeiGene and the 2018 revenues relate to the license the Company granted to BeiGene under the Collaboration and License Agreement.

Research and development expenses for the second quarter of 2019 were $38.3 million, compared to $23.8 million for the same period in 2018. Research and development expenses for the six months ended June 30, 2019 were $72.6 million, compared to $43.5 million for the same period in 2018. The increase in research and development expenses is due to an increase in expense associated with sitravatinib and MRTX849, as well as an increase in salaries and related expense, including an increase in share-based compensation expense. The increase in sitravatinib expense is due to increased costs to support the expansion of existing and new clinical trials, and the increase in MRTX849 expense relates to the Phase 1 clinical trial, which was initiated in the first quarter of 2019. The Company recognized research and development-related share-based compensation expense of $6.6 million during the second quarter of 2019, compared to $1.8 million for the same period in 2018, and $11.8 million during the six months ended June 30, 2019, compared to $3.3 million for the same period in 2018.

General and administrative expenses for the second quarter of 2019 were $9.9 million, compared to $4.8 million for the same period in 2018. General and administrative expenses for the six months ended June 30, 2019 were $19.7 million, compared to $10.0 million for the same period in 2018. The increase is primarily due to an increase in share-based compensation expense due to an increase in the fair value of stock options granted during the three and six months ended June 30, 2019 compared to the same periods in 2018. The Company recognized general and administrative-related share-based compensation expense of $6.0 million during the second of 2019, compared to $2.1 million for the same period in 2018, and $12.0 million during the six months ended June 30, 2019, compared to $4.3 million for the same period in 2018.

Net loss for the second quarter of 2019 was $45.7 million, or $1.26 per share basic and diluted, compared to net loss of $27.9 million, or $0.94 per share basic and diluted for the same period in 2018. Net loss for the six months ended June 30, 2019 was $86.6 million, or $2.43 per share basic and diluted, compared to net loss of $42.6 million, or $1.45 per share basic and diluted for the same period in 2018.

About Sitravatinib

Sitravatinib is an investigational spectrum-selective kinase inhibitor that potently inhibits receptor tyrosine kinases (RTKs), including TAM family receptors (TYRO3, Axl, Mer), split family receptors (VEGFR2, KIT) and RET. As an immuno-oncology agent, sitravatinib is being evaluated in combination with nivolumab (OPDIVO®), an anti-PD-1 checkpoint inhibitor, in patients whose cancers have progressed despite treatment with a checkpoint inhibitor. Sitravatinib's potent inhibition of TAM and split family RTKs may overcome resistance to checkpoint inhibitor therapy through targeted reversal of an immunosuppressive tumor microenvironment, enhancing antigen-specific T cell response and expanding dendritic cell-dependent antigen presentation. Sitravatinib is being evaluated in multiple clinical trials to treat patients who are refractory to prior immune checkpoint inhibitor therapy, including the ongoing potentially registration-enabling Phase 3 trial of sitravatinib in combination with a checkpoint inhibitor in non-small cell lung cancer (NSCLC). In addition, sitravatinib combinations with checkpoint inhibitors are being evaluated in selected checkpoint inhibitor naïve patients.

Sitravatinib is also being evaluated as a single-agent in a Phase 1b expansion clinical trial emphasizing enrollment of patients whose tumors harbor specific mutations in the CBL protein. When CBL is inactivated by mutation, multiple RTKs, including TAM, VEGFR2 and KIT, are dysregulated and may act as oncogenic tumor drivers in NSCLC and melanoma.

About MRTX849

MRTX849 is an investigational, orally-available small molecule that is designed to potently and selectively inhibit a form of KRAS which harbors a substitution mutation (G12C). KRAS G12C mutations are present in approximately 14% of non-small cell lung cancer adenocarcinoma patients, 4% of colorectal cancer patients, and subsets of other types of cancer. Tumors characterized by KRAS G12C mutations are commonly associated with poor prognosis and resistance to therapy, and patients with these mutations have few treatment options. MRTX849 is being evaluated in a Phase 1/2 trial treating patients with molecularly-identified, KRAS G12C-positive advanced solid tumors.

About Mirati Therapeutics

Mirati Therapeutics (NASDAQ: MRTX) is a San Diego-based clinical-stage biotechnology company dedicated to advancing novel therapeutics that extend the lives of patients by directly addressing the genetic and immunological drivers of cancer. Mirati’s lead drug candidate, sitravatinib, is designed to selectively target a spectrum of tyrosine kinases implicated in both tumor growth and the suppression of immune responses to tumors. Sitravatinib has demonstrated durable responses in lung cancer patients whose cancer has progressed despite treatment with checkpoint inhibitors - an area of significant unmet medical need. Sitravatinib is being evaluated in multiple clinical trials to treat patients who are refractory to prior immune checkpoint inhibitor therapy, including a potentially registration-enabling Phase 3 trial of sitravatinib in combination with a checkpoint inhibitor in non-small cell lung cancer (NSCLC) that is currently enrolling patients.

Mirati is also developing novel inhibitors of KRAS mutations including MRTX849, a potent and selective inhibitor of KRAS G12C. This previously difficult to drug target is present in approximately 14% of NSCLC adenocarcinomas, 4% of colorectal cancer as well as smaller percentages of several other difficult-to-treat cancers. MRTX849 is being evaluated in a Phase 1/2 clinical trial as a treatment for patients with KRAS G12C-positive tumors. Our research on G12C has led to breakthroughs in targeting other KRAS mutations including G12D which drives tumor growth in more patients than G12C and includes pancreatic, colorectal and other types of cancer. For more information, visit www.mirati.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the business of Mirati Therapeutics, Inc. (“Mirati”) that are not historical facts may be considered "forward-looking statements," including without limitation statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, and the potential benefits of and markets for Mirati’s product candidates. Forward-looking statements are typically, but not always, identified by the use of words such as "may," “will,” "would," "believe," "intend," "plan," "anticipate," "estimate," “expect,” and other similar terminology indicating future results. Forward-looking statements are based on current expectations of management and on what management believes to be reasonable assumptions based on information currently available to them, and are subject to risks and uncertainties. Such risks and uncertainties may cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation potential delays in development timelines, negative clinical trial results, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the U.S. Securities and Exchange Commission. Except as required by law, Mirati undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Investor Relations and Media Contact:

Temre Johnson
Mirati Therapeutics Inc.

Director, Investor Relations & Corporate Communications
(858) 332-3562
ir@mirati.com

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets
Cash, cash equivalents and short-term investments	$485,527	$222,790
Other current assets	10,183	3,870
Total current assets	495,710	226,660
Property and equipment, net	443	473
Other long-term assets	5,303	1,321
Total assets	$501,456	$228,454

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$27,685	$25,775
Deferred revenue and other current liabilities	529	371
Total current liabilities	28,214	26,146
Deferred revenue and other liabilities	761	732
Total liabilities	28,975	26,878

Stockholders’ equity	472,481	201,576

Total liabilities and stockholders’ equity	$501,456	$228,454

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Revenues
License and collaboration revenues	$577	$—	$1,821	$9,467
Total Revenue	577	—	1,821	9,467

Operating Expenses
Research and development	$38,324	$23,829	$72,564	$43,488
General and administrative	9,894	4,841	19,656	9,995
Total operating expenses	48,218	28,670	92,220	53,483

Loss from operations	(47,641)	(28,670)	(90,399)	(44,016)

Other income, net	1,946	801	3,792	1,438

Net loss	$(45,695)	$(27,869)	$(86,607)	$(42,578)

Unrealized gain (loss) on available-for-sale investments	151	154	309	(134)

Comprehensive loss	$(45,544)	$(27,715)	$(86,298)	$(42,712)

Basic and diluted net loss per share	$(1.26)	$(0.94)	$(2.43)	$(1.45)

Weighted average number of shares used in computing net loss per share, basic and diluted	36,174	29,758	35,580	29,303